Exhibit 4.7

FORM of
UNSECURED PROMISSORY NOTE

US$_____________
___________, 2005
Boca Raton, Florida

FOR VALUE RECEIVED, Power2Ship, Inc., a Nevada corporation (the "Maker"), promises to pay to the order of _____________ (the "Holder"), at ________________________________________, or such address as the Holder may from time to time designate in writing to the Maker, the principal sum of ________________________ Dollars (US$_________), with interest on the unpaid balance by the maturity date defined hereinafter.

Simple interest on this Note at the rate of  16% per annum shall accrue and be payable on the maturity date as hereinafter defined.

The principal amount of this Note and all accrued but unpaid interest shall be due and payable on _____________, 2005 (the "Maturity Date").

Notwithstanding anything herein to the contrary, it shall be mandatory for the Company to prepay the Note by the amount of any debt or equity capital received by the Company at any time during the term of the Note that exceeds the amount required by the Company to pay its payroll, carrier invoices, office rent and utilities, and miscellaneous accounts payable more than 30 days past due.

The following shall constitute "Events of Default" under this Note:

1.	The Maker fails to make any payment required by this Note within 15 days of its due date.

2.
The Maker becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors, or any proceeding is instituted by or against the Maker alleging that the Maker is insolvent or unable to pay its debts as they mature, and any such proceeding, if involuntary, is not dismissed or stayed on appeal or otherwise within 30 days.

3.	Any transfer by the Maker of any of its assets or business, except in the ordinary course of business consistent with past practice.

Time is hereby declared to be of the essence, and upon the occurrence of an Event of Default, the entire unpaid principal amount of this Note together with accrued but unpaid interest thereon, shall at once become due and payable at the option of the Holder upon written notice to the Maker. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Exhibit 4.7

It is the intent of the parties that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest permitted by applicable law, as may be in effect from time-to-time, and in the event the amount of interest due or payable hereunder exceeds such maximum rate, interest shall be reduced to the maximum amount that is permitted by applicable law and the payment of any such excess shall be deemed to be a prepayment of principal.

This Note shall be governed and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles thereof. The Maker hereby consents to the jurisdiction of the courts located in the counties of Palm Beach and Broward, State of Florida, as the exclusive forum to resolve any disputes arising out of this Note. The Maker hereby waives any objection it may have to the jurisdiction of such courts or the laying of venue in such counties.

The Maker agrees to pay or reimburse the Holder and any other holder hereof of all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Note or any guarantee, document or instrument executed in the connection herewith (including reasonable attorneys' fees and costs and reasonable time charges of attorneys who may be employees of the Holder, whether in or out of court, in original or appellate proceedings or in bankruptcy.)

Except as provided in this Note, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

The failure or delay by the Holder of this Note in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder of this Note may not waive any of its rights, except in an instrument in writing signed by the Holder.

This Note may not be amended except in a writing signed by the Maker.

POWER2SHIP, INC., a Nevada corporation

By: /s/ Richard Hersh
Richard Hersh
Chief Executive Officer

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